EXHIBIT 99.1

Harvard Bioscience Fourth Quarter 2014 Non-GAAP EPS Increases 100% Versus Fourth Quarter 2013 on Record Quarterly Revenues of $30.4 Million

Acquisitions, Operational Improvements and Organic Growth Drive Results

Conference Call To Be Held at 11:00 AM ET Today

HOLLISTON, Mass., Feb. 26, 2015 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer and marketer of a broad range of solutions to advance life science, reported financial highlights for the fourth quarter and full year ended December 31, 2014. The Company reported record quarterly revenues with other increases including operating income, operating margins, gross margins, income from continuing operations and net income.

Jeffrey A. Duchemin, President and Chief Executive Officer of Harvard Bioscience, said, "We continued to make significant progress in all of our key operating metrics. Of particular note this quarter, we grew non-GAAP earnings per diluted share by 100% to $0.10, revenues increased 11.0%, excluding the impact of currency translation, and we significantly improved our operating margins, which increased by 580 basis points to 15.5% on a non-GAAP basis. Bookings remained strong this quarter, increasing almost 7% to $30.4 million, compared with bookings of $28.5 million during last year's fourth quarter, and backlog improved 41% to $7.2 million compared with last year's fourth quarter backlog of $5.1 million."

He continued, "The fourth quarter wrapped up a very fulfilling and exciting year for our Company. Fourth quarter results were driven by organic growth, operational improvements and contributions from the Multi Channel Systems MCS GmbH and Triangle BioSystems, Inc. acquisitions we completed during the quarter. These successes were all made possible by our new strategy and new management philosophy that we began to put into place toward the end of 2013, under which our talented employees are executing on a global basis.

"We expect these newly acquired companies, combined with our recent acquisition of HEKA Electronik during the first quarter 2015, to further contribute toward our organic growth as our sales team offers a complete set of electrophysiology solutions to our customers."

He concluded, "In 2014, we put together the building blocks of a solid foundation that we believe will continue to deliver value for our shareholders. We look forward to another great year."

Fourth Quarter Reported Results

Revenues for the three months ended December 31, 2014 were $30.4 million, an increase of approximately 9.0%, or $2.5 million compared to revenues of $27.9 million for the three months ended December 31, 2013. Excluding currency translation, revenues increased 11.0% or $3.1 million. The increase was the result of revenues from the newly acquired Multi Channel Systems MCS GmbH ("MCS") and Triangle BioSystems, Inc. ("TBSI") and organic growth. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

Income from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was a loss of $19,000, or $0.00 per diluted share, for the three months ended December 31, 2014 compared to a loss of $255,000, or $0.01 per diluted share, for the same quarter in 2013. Overall, the favorable year-to-year quarterly GAAP earnings comparison was due primarily to an increase in revenues and gross profit, and lower operating expenses, partially offset by acquisition costs and higher income tax expense. Included within operating expenses is a gain of approximately $760,000 on the sale of one of our manufacturing facilities for which related operations were consolidated into one of our other manufacturing facilities earlier in 2014. Additionally, included within income tax expense was the recording of a $1.3 million valuation allowance for certain tax credit carry-forwards.

Income from continuing operations, on a non-GAAP basis, increased 97% to $3.3 million for the fourth quarter 2014, and increased 100% to $0.10 per diluted share, compared to $1.7 million, and $0.05 per diluted share, for the three months ended December 31, 2013. For a reconciliation between the GAAP and non-GAAP income from continuing operations, refer to Exhibit 5 and 6 below. Overall, the favorable year-to-year quarterly non-GAAP earnings comparison was due primarily to an increase in revenues and gross profit. Included within operating expenses is a gain of approximately $760,000 on the sale of one of our manufacturing facilities for which related operations were consolidated into one of our other manufacturing facilities earlier in 2014.

Year-to-Date Reported Results

Revenues for the year ended December 31, 2014 were $108.7 million, an increase of approximately 3.3%, or $3.5 million compared to revenues of $105.2 million for the year ended December 31, 2013. Excluding currency translation, revenues increased 2.4%, or $2.5 million. The increase was the result of revenues from the newly acquired MCS and TBSI and organic growth. For a reconciliation of changes in revenues, refer to Exhibit 8 below.

Income from continuing operations, as measured under GAAP, was $2.4 million, or $0.07 per diluted share, for the year ended December 31, 2014 compared to $0.7 million, or $0.02 per diluted share, for the same period in 2013. Overall, the favorable year-to-year GAAP earnings comparison was due primarily to an increase in revenues and gross profit, and lower operating expenses, partially offset by acquisition costs and higher income tax expense. Included within operating expenses is a gain of approximately $760,000 on the sale of one of our manufacturing facilities for which related operations were consolidated into one of our other manufacturing facilities earlier in 2014. Additionally, included within income tax expense was the recording of a $1.3 million valuation allowance for certain tax credit carry-forwards.

Income from continuing operations, on a non-GAAP basis, increased 26% to $8.9 million for the year ended December 31, 2014, and increased 21% to $0.27 per diluted share, compared to $7.1 million, and $0.22 per diluted share, for the year ended December 31, 2013. For a reconciliation between the GAAP and non-GAAP income from continuing operations, refer to Exhibit 5 and 6 below. Overall, the favorable year-to-year non-GAAP earnings comparison was due primarily to an increase in revenues and gross profit, and lower operating expenses. Included within operating expenses is a gain of approximately $760,000 on the sale of one of our manufacturing facilities for which related operations were consolidated into one of our other manufacturing facilities earlier in 2014.

Financial Guidance

The Company is providing financial guidance for the full year 2015. The guidance includes the expected negative impact of currency translation due to the strengthening of the U.S. dollar, expected costs of relocation and consolidation of certain facilities, and contributions from its recent acquisitions.

The Company expects revenues to be approximately $114 million to $116 million. Included in this guidance is the Company's expectation that currency translation will lower revenues by between $6 million and $7 million, based on current foreign currency exchange rates. On a constant currency basis, the Company expects revenues to be approximately $120 million to $123 million, or a 10% to 13% increase compared to 2014 revenues.

The Company expects to report full-year 2015 non-GAAP earnings per share of $0.27 to $0.28, based upon its forecasted weighted shares outstanding of 34.5 million. This translates to GAAP diluted earnings per share of approximately $0.16 to $0.17. Included in this guidance is the Company's expectation that currency translation will lower non-GAAP EPS by approximately $0.02 per diluted share. On a constant currency basis, the Company expects non-GAAP EPS to be approximately $0.29 to $0.30 per diluted share, or a 7% to 11% increase compared to 2014 non-GAAP EPS.

Included in the above guidance is the Company's expectation that it will incur costs of approximately $750,000 to $1 million, or approximately $0.02 per diluted share, on a non-GAAP basis to relocate and consolidate certain manufacturing and distribution facilities in 2015. The Company expects that its actions to relocate and consolidate these facilities will result in savings of approximately $750,000 to $1 million annually beginning in 2016.

The Company may incur charges, realize gains or experience other events in 2015 that could cause actual results to vary from this guidance. Refer to Exhibit 7 below for a reconciliation between the GAAP and non-GAAP diluted earnings per share guidance.

Conference Call Details

As previously announced, management will host a conference call to discuss fourth quarter and full-year 2014 results and business highlights and outlook, which will be simultaneously webcast and can be accessed through the Harvard Bioscience, Inc. website. The conference call will begin at 11:00 a.m. ET today, February 26, 2015. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon.

The live conference call is also accessible by dialing the following phone numbers: toll-free 877-303-7611, or international: 970-315-0445, and referencing the pass code 71470115.

Financial information presented on the call, including the earnings release, will also be available on the investor relations section of the website.

If you are unable to listen to the live conference call, the webcast will be available on the Company's website through March 5, 2015. The press release and any related financial or statistical information will be archived on our website.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including revenues, adjusted operating income, adjusted income from continuing operations and adjusted earnings from continuing operations per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of revenues and income have excluded certain revenues and expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as currency translation, amortization of intangibles related to acquisitions, costs related to acquisition initiatives, transaction costs, severance and restructuring expenses and stock-based compensation expense. They also exclude the tax impact of the reconciling items. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted income from continuing operations and non-GAAP adjusted earnings from continuing operations per diluted share for the three months and years ended December 31, 2014 and 2013 are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of solutions to advance life science. Our products are sold to thousands of researchers in over 100 countries through our global sales organization, websites, catalogs, and through distributors including Thermo Fisher Scientific Inc., VWR GE Healthcare, and other specialized distributors. We have sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden, Spain, France, Canada and China. For more information, please visit our website at www.harvardbioscience.com.

The Harvard Bioscience logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=23828

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future," "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include sustained uncertainty concerning government spending; economic and political conditions generally and those affecting pharmaceutical and biotechnology industries; economic, political and other risks associated with international revenues and operations; currency exchange rate fluctuations; the seasonal nature of purchasing in Europe; the Company's failure to expand in Asia and other emerging markets; the Company's inability to manage its growth; competition from the Company's competitors; the Company's failure to expand its product offerings, introduce new products or commercialize new technologies; technological changes resulting in the Company's products becoming obsolete; the Company's failure to identify potential acquisition candidates and successfully close such acquisitions with favorable pricing or integrate acquired businesses or technologies; the Company's failure to raise or generate capital necessary to implement its acquisition and expansion strategy; unanticipated costs relating to acquisitions and known and unknown costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives; failure or inadequacy of the Company's information technology structure; impact of difficulties implementing our enterprise resource planning systems; failure of any banking institution in which the Company deposits its funds or the institution's failure to provide services; the Company's substantial debt and its ability to meet the financial covenants contained in its credit facility; the failure of the Company's spin-off of Harvard Apparatus Regenerative Technology, Inc., or HART, to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes; the failure of HART to indemnify the Company for any liabilities associated with HART's business; impact of any impairment of the Company's goodwill or intangible assets; the Company's ability to retain key personnel; rising commodity and precious metals costs; the Company's ability to protect its intellectual property and operate without infringing on others' intellectual property; exposure to product and other liability claims; plus factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, or otherwise described in our other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Condensed Consolidated Balance Sheet Information
(unaudited, in thousands)

	December 31,	December 31,
	2014	2013
Assets

Cash and cash equivalents	$14,134	$25,771
Trade receivables	16,141	13,884
Inventories	20,531	15,777
Property, plant and equipment	5,190	4,375
Goodwill and other intangibles	62,227	56,903
Other assets	17,693	18,750
Total assets	$135,916	$135,460

Liabilities and Stockholders' Equity

Total current liabilities	$18,099	$16,085
Total liabilities	40,448	40,975
Stockholders' equity	95,468	94,485
Total liabilities and stockholders' equity	$135,916	$135,460

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenues	$ 30,364	$ 27,854	$ 108,663	$ 105,171
Cost of revenues	16,501	15,806	59,319	57,475
Gross profit	13,863	12,048	49,344	47,696

Sales and marketing expenses	5,123	4,224	18,225	17,330
General and administrative expenses	4,381	4,660	16,826	17,887
Research and development expenses	1,564	1,118	4,880	4,154
Restructuring charges	678	2,100	1,027	2,150
Amortization of intangible assets	739	635	2,578	2,590
HART transaction costs	--	260	--	2,048
(Gain) loss on sale of assets	(743)	--	(810)	--
Total operating expenses	11,742	12,997	42,726	46,159

Operating income (loss)	2,121	(949)	6,618	1,537

Other (expense) income:
Foreign exchange	(2)	(65)	(150)	(139)
Interest expense	(238)	(305)	(990)	(955)
Interest income	29	14	74	43
Other (expense) income, net	(738)	37	(1,135)	(51)
Other expense, net	(949)	(319)	(2,201)	(1,102)

Income (loss) from continuing operations before income taxes	1,172	(1,268)	4,417	435
Income tax expense (benefit)	1,191	(1,013)	2,062	(288)
(Loss) income from continuing operations	(19)	(255)	2,355	723
Discontinued operations
Loss from discontinued operations, net of tax	--	(501)	--	(2,553)
Net (loss) income	$ (19)	$ (756)	$ 2,355	$ (1,830)

Earnings (loss) per share:
Basic (loss) earnings per common share from continuing operations	$--	$ (0.01)	$ 0.07	$ 0.02
Discontinued operations	--	(0.01)	--	(0.08)
Basic (loss) earnings per common share	$--	$ (0.02)	$ 0.07	$ (0.06)

Diluted (loss) earnings per common share from continuing operations	$--	$ (0.01)	$ 0.07	$ 0.02
Discontinued operations	--	(0.01)	--	(0.08)
Diluted (loss) earnings per common share	$--	$ (0.02)	$ 0.07	$ (0.06)

Weighted average common shares:
Basic	32,441	31,064	32,171	30,384
Diluted	32,441	31,064	33,237	31,914

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Information
(unaudited, in thousands)

	Year Ended
	December 31,
	2014	2013

Cash flows from operations:
Net income (loss)	$ 2,355	$ (1,830)
Changes in assets and liabilities	(4,514)	1,940
Other adjustments to operating cash flows	6,510	3,950
Net cash provided by operating activities	4,351	4,060

Investing activities:
Acquisitions, net of cash acquired	(12,653)	--
Other investing activities	(864)	171
Net cash (used in) provided by investing activities	(13,517)	171

Financing activities:
Proceeds from issuance of debt	2,200	14,550
Repayments of debt	(5,500)	(2,750)
Transfer of cash and cash equivalents to HART	--	(15,041)
Other financing activities	2,066	3,309
Net cash (used in) provided by financing activities	(1,234)	68

Effect of exchange rate changes on cash	(1,237)	791

(Decrease) increase in cash and cash equivalents	$ (11,637)	$ 5,090

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Adjusted Operating Income (Continuing Operations)
(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

GAAP operating income (loss)	$ 2,121	$ (949)	$ 6,618	$ 1,537
Adjustments:
Amortization of intangible assets	739	635	2,578	2,590
Inventory valuation step-up charges on acquisition	263	--	263	--
HART transaction costs	--	260	--	2,048
Severance and restructuring charges	957	2,100	1,647	2,150
Stock-based compensation expense	622	660	2,156	2,599
Non-GAAP adjusted operating income	$ 4,702	$ 2,706	$ 13,262	$ 10,924

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP (Loss) Income from Continuing Operations to Non-GAAP Adjusted Income from Continuing Operations
(unaudited, in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

GAAP (loss) income from continuing operations	$ (19)	$ (255)	$ 2,355	$ 723
Adjustments:
Amortization of intangible assets	739	635	2,578	2,590
Inventory valuation step-up charges on acquisition	263	--	263	--
HART transaction costs	--	260	--	2,048
Severance and restructuring charges	957	2,100	1,647	2,150
Acquisition costs	729	(22)	1,144	5
Stock-based compensation expense	622	660	2,156	2,599
Income taxes (A)	57	(1,675)	(1,250)	(3,053)
Non-GAAP adjusted income from continuing operations	$ 3,348	$ 1,703	$ 8,893	$ 7,062

(A) Income taxes includes the tax effect of adjusting for the reconciling items and excludes changes in valuation allowances recorded on certain deferred tax assets.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of GAAP Diluted (Loss) Earnings Per Common Share from Continuing Operations to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

GAAP diluted (loss) earnings per common share from continuing operations	$--	$ (0.01)	$ 0.07	$ 0.02
Adjustments:
Amortization of intangible assets	0.02	0.02	0.08	0.08
Inventory valuation step-up charges on acquisition	0.01	--	0.01	--
HART transaction costs	--	0.01	--	0.06
Severance and restructuring charges	0.03	0.07	0.05	0.07
Acquisition costs	0.02	--	0.03	--
Stock-based compensation expense	0.02	0.02	0.06	0.08
Income taxes (A)	--	(0.06)	(0.03)	(0.09)
Non-GAAP adjusted diluted earnings per common share from continuing operations	$ 0.10	$ 0.05	$ 0.27	$ 0.22

(A) Income taxes includes the tax effect of adjusting for the reconciling items and excludes changes in valuation allowances recorded on certain deferred tax assets.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Guidance for 2015 GAAP Diluted Earnings per Common Share to Non-GAAP Adjusted Diluted Earnings per Common Share
(unaudited)

GAAP diluted earnings per common share from continuing operations (A)	$ 0.16 - 0.17
Adjustments:
Amortization of intangible assets	0.08
Inventory valuation step-up charges on acquisition	0.01
Stock-based compensation expense	0.07
Income taxes (B)	(0.05)
Non-GAAP adjusted diluted earnings per common share from continuing operations (A)	$ 0.27 - 0.28

(A) This guidance excludes the impact of future acquisitions, acquisition costs or restructuring charges.
(B) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 8
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Revenues Compared to the Same Period of the Prior Year
(unaudited)

	For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended
	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Dec. 31,	Mar. 31,	Jun. 30,	Sept. 30,	Dec. 31,	Dec. 31,
	2012	2013	2013	2013	2013	2013	2014	2014	2014	2014	2014

Growth	3.2%	-7.6%	-8.3%	-3.8%	-2.2%	-5.6%	-2.7%	0.7%	0.0%	11.0%	2.4%
Foreign exchange effect	-1.1%	-0.3%	-0.1%	0.1%	0.8%	0.2%	2.0%	2.6%	1.2%	-2.0%	0.9%
Total revenue growth	2.1%	-7.9%	-8.4%	-3.7%	-1.4%	-5.4%	-0.7%	3.3%	1.2%	9.0%	3.3%
CONTACT: Jeffrey A. Duchemin
         CEO and President
         jduchemin@harvardbioscience.com

         Robert E. Gagnon
         CFO
         rgagnon@harvardbioscience.com

         Tel: 508 893 8999
         Fax: 508 429 8478

         Investor Relations:
         Dian Griesel Int'l.
         Cheryl Schneider
         cschneider@dgicomm.com

         Public Relations:
         Susan Forman or Laura Radocaj
         sforman@dgicomm.com
         lradocaj@dgicomm.com